PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


    BRIDGE STREET FINANCIAL, INC. ANNOUNCES 1ST QUARTER FINANCIAL RESULTS AND
                            25% INCREASE IN DIVIDEND


OSWEGO, NEW YORK APRIL 26, 2004. Bridge Street Financial, Inc. (the "Company"), the holding company for Oswego County National Bank (the "Bank"), reported net income of $161,000 for the quarter ended March 31, 2004 compared to $211,000 for the same period of 2003. The reduction in net income for the first quarter of 2004 resulted from an increase in net interest income offset by increases in operating expenses and a decrease in non-interest income due to an $84,000 reduction in net gain on securities transactions. Operating expenses for the first quarter of 2004 include the recognition of $75,000 of severance costs for staff reductions that are part of the Company's profit improvement program and $78,000 of expense for the new branch in Brewerton that opened in September of 2003.

Net interest income for the quarter ended March 31, 2004 increased $178,000 or 11.7% to $1,695,000 compared to $1,517,000 for the same period in 2003. Net interest income increased primarily due to an increase in loans. Non-interest income for the quarter ended March 31, 2004 decreased by $23,000 to $845,000 compared to $868,000 for the same period in 2003, due primarily to a decrease in net gain on securities transactions of $84,000, which was partially offset by increases in service fees and other revenues. The provision for loan losses for the quarter ended March 31, 2004 was $90,000, which was the same as the prior year. Operating expenses for the first quarter of 2004 increased by $223,000 to $2,269,000 from $2,046,000 in 2003. Operating costs in the first quarter of 2004 include the previously mentioned costs for severance and costs associated with the new branch in Brewerton that opened in September 2003.

Basic earnings per share and diluted earnings per share was $.06 for the quarter ended March 31, 2004, as compared to $.08 for the quarter ended March 31, 2003. Net interest margin increased to 3.97% for the quarter ended March 31, 2004 compared to 3.81% for the same period in 2003. Return on average assets decreased to 0.31% for the quarter ended March 31, 2004 compared to 0.44% for the same period in 2003. Return on average equity for the quarter ended March 31, 2004 decreased to 2.03% compared to 2.77% for the same period in 2003. Book value per share increased to $12.30 at March 31, 2004 compared to $11.91 for the same period in 2003.

Total assets decreased by $1,013,000 to $209,639,000 at March 31, 2004 compared to $210,652,000 at December 31, 2003. Total loans increased by $510,000 to $119,277,000 at March 31, 2004 compared to $118,767,000 at December 31, 2003.
During the first quarter the Company continued to sell fixed-rate residential mortgages in the secondary market. Total deposits decreased by $813,000 to $150,839,000 at March 31, 2004 compared to $151,652,000 at December 31, 2003.
The allowance for loan losses as a percentage of nonperforming loans was 120.73% at March 31, 2004 compared to 140.00% at December 31, 2003. Shareholders' equity increased to $31,848,000 at March 31, 2004 compared to $31,288,000 at December 31, 2003 primarily due to net income of $161,000, an increase of $389,000 for unrealized gains on securities available for sale, which were partially offset by dividend payments of $106,000.

"The first two months of the quarter were definitely slow with the weather and the economy hampering business in the region. I am hopeful that the increased loan activity we have seen in March and early April is indicative of an improving economy in the region. The business sector in particular has shown some strengthening in demand," said Gregory J. Kreis, President & CEO.

Kreis went on to say that, "the management team has been focused on expense control during the quarter and progress is being made in that area. Staff was reduced by 12% during the quarter and we believe that staff reduction will lower personnel expenses by over $300,000 for the year. As noted above $75,000 was expensed in the first quarter for the staff reductions. Additionally, management has been engaged in an extensive effort to reduce operating expenses and improve earnings. Annualized earnings improvements of over $500,000 have been identified and are in the process of being implemented but will not be fully realized in 2004. I am confident that these efforts will improve earnings as the year progresses."

The Board of Directors of Bridge Street Financial, Inc., declared a dividend of five cents per share to shareholders of record on May 3, 2004 and payable on or about May 20, 2004. The dividend is an increase of 25% over the previous quarter.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank, Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                                 March 31, 2004

(dollars in thousands, except per share data)

                                                   For the quarter ended
                                                   ---------------------
Income Statement Data:                        3/31/2004   12/31/2003  3/31/2003
                                             -----------------------------------


Interest income                                  $2,407       $2,398     $2,310
Interest expense                                    712          736        793
                                              ----------------------------------
Net interest income                               1,695        1,662      1,517
Provision for loan losses                            90          175         90
                                              ----------------------------------
Net interest income
  after provision for losses                      1,605        1,487      1,427

Noninterest income                                  845          832        868
Operating expenses                                2,269        2,116      2,046
                                              ----------------------------------
Income before taxes                                 181          203        249
Income taxes                                         20            6         38
                                              ----------------------------------

Net income                                         $161         $197       $211


Basic earnings per share                           0.06         0.08       0.08
Diluted earnings per share                         0.06         0.07       0.08

Interest rate spread (a)                          3.58%        3.50%      3.32%
Net interest margin (a)                           3.97%        3.88%      3.81%
Return on average assets                          0.31%        0.37%      0.44%
Return on average equity                          2.03%        2.50%      2.77%


Balance Sheet Data:                           3/31/2004   12/31/2003  3/31/2003
                                             -----------------------------------

Investments                                     $57,182      $58,349    $51,588
Loans                                           119,277      118,767    107,264
Allowance for loan losses                        (1,217)      (1,183)    (1,262)
Total assets                                    209,639      210,652    194,875

Deposits                                        150,839      151,652    146,916
Borrowings                                       23,250       23,250     13,700
Shareholders' equity                             31,848       31,288     31,208
Shares outstanding, net (b)                   2,589,424    2,577,980  2,619,982
Book value per share                              12.30        12.14      11.91

Nonperforming assets
  to total assets (c)                             0.51%        0.46%      0.59%
Allowance to nonperforming loans                120.73%      140.00%    110.31%
Equity to assets                                 15.19%       14.85%     16.01%


(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.